Exhibit 99.1

October 20, 2021

Liberty Broadband Corporation Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK) will be holding its annual Investor Meeting on Thursday, November 18, 2021, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations related to Liberty Media, Liberty Broadband, and Liberty TripAdvisor Holdings will begin at approximately 9:00am E.T. and presentations for Charter Communications and GCI are estimated to begin at approximately 11:10am E.T. During its annual Investor Meeting, observations may be made regarding Liberty Broadband’s financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration information is available on the Liberty Broadband website and at https://events.thetimescenter.com/LibertyMedia2021InvestorDay.

Please note that all in-person attendees must be fully vaccinated against COVID-19 and show proof of vaccination upon arrival. Due to capacity constraints, in-person attendees will be confirmed via email prior to the event. A livestream of the Investor Meeting will also be available at the registration link above. With the health and safety of our community and attendees as our top priority, event details are subject to change based on CDC, New York City and The Times Center guidelines.

After the presentations, John Malone, Chairman of Liberty Broadband, and Greg Maffei, President and Chief Executive Officer of Liberty Broadband, will host a Q&A session. Stockholders are able to submit questions in advance of the Q&A session. To submit a question, please email investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. E. T. on Friday, November 12, 2021.

An archive of the webcast of the Investor Meeting will also be available on https://www.libertybroadband.com/investors/news-events/press-releases for one year after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Liberty Media
o	Formula 1
o	Sirius XM Holdings Inc.
o	Live Nation Entertainment, Inc.
o	Atlanta Braves
●	Liberty TripAdvisor Holdings, Inc.
o	Tripadvisor, Inc.
●	Liberty Broadband Corporation
o	Charter Communications, Inc.
o	GCI

Qurate Retail, Inc. will host its Investor Meeting virtually on November 19, 2021. Information is available at www.qurateretail.com.

About Liberty Broadband Corporation

Liberty Broadband Corporation operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

Liberty Broadband Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Broadband Corporation